Exhibit 99.2

KALEYRA S.PA.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Years Ended December 31,
	2018	2017
Revenue (1)	$77,949	$43,214
Revenue - Solutions Infini prior to acquisition	16,919	29,297
Revenue - Buc Mobile prior to acquisition	3,650	5,052

Total Non-GAAP Revenue	$98,518	$77,563

Net Income (loss) (1)	$(7,219)	$509
Adjustments to net Income (loss):
Income tax expense (benefit)	1,341	493
Other income, net	(371)	(334)
Interest expense, net	442	219
Foreign currency loss	32	640
Depreciation and amortization	1,581	347

Non-GAAP EBITDA	$(4,194)	$1,874

Loss on equity investments prior to acquisitions	$1,053	$36
EBITDA for pre-acquisition period of subsidiaries	1,207	1,374
Non-cash compensation expense	1,170	550
Non-cash stock option expense	6,638	135
Acquisition transaction costs	1,537	306

Non-GAAP adjusted EBITDA	$7,411	$4,275

(1)	Per unaudited US GAAP financial statements as of December 31, 2018 and 2017